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                 May 9, 2022

       Matthew Eckl
       Chief Financial Officer
       CECO Environmental Corp.
       14651 North Dallas Parkway, Suite 500
       Dallas, Texas 75254

                                                        Re: CECO Environmental
Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed May 2, 2022
                                                            File No. 333-264623

       Dear Mr. Eckl:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo,
       Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Amy S. Chen